Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, dated May 11, 2023, of OppFi Inc. of our report dated March 28, 2023, relating to the consolidated financial statements of OppFi Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of OppFi Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

Raleigh, North Carolina
May 11, 2023